Exhibit 10.1

SERVICES AGREEMENT

This services agreement ("Agreement") is made and entered into as of this 26th day of March, 2019 (“Effective Date”), by and between SVB Financial Group ("Company"), a Delaware corporation with an office at 3003 Tasman Drive, Santa Clara, California 95054, and Michael Dreyer ("Consultant").

WHEREAS, Consultant currently serves as Company’s Chief Operations Officer;

WHEREAS, Consultant intends to retire effective April 2, 2019 (the “Retirement Date”);

WHEREAS, the parties desire that Consultant provide certain consulting services to Company following the Retirement Date on the terms and conditions set forth herein;

NOW, THEREFORE, the parties agree as follows:

1.    Consultant's Services.

1.1    During the Consulting Period (as defined below), Consultant will provide consulting services (“Services”) to Company and its Affiliates as may be reasonably requested from time to time by Company’s Chief Executive Officer. Such Services are expected to include, without limitation, advising on: (a) key deliverables impacting the long-term success of the Operations and IT divisions, (b) the Operations and IT organizational structures, (c) the IT development function, (d) the Bangalore-based Global Delivery Center, (e) project management execution and (f) risk and regulatory relationship management in the Operations and IT divisions. Consultant will provide such Services as necessary, up to a maximum of 20 hours per week.

1.2    Consultant may perform the Services in any location; however, Consultant will, upon reasonable notice, be available to attend meetings and conferences as may be reasonably requested from time to time by Company’s Chief Executive Officer.

1.3    As used herein, "Affiliate(s)" shall mean any entity, whether incorporated or not, that is controlled by or under common control with SVB Financial Group and its successors, and "control" (or variants of it) shall mean the ability, whether directly or indirectly, to direct the affairs of another by means of ownership, contract or otherwise. From this point forward in this Agreement, a reference to "Company" shall mean Company and/or Affiliates except where Affiliate is expressly added or excluded for the avoidance of doubt.

2.    Compensation and Expenses.

2.1    Company will pay Consultant a quarterly rate of $250,000 (the equivalent of an annualized rate of $1,000,000) (“Consulting Fees”). Company will also reimburse Consultant for reasonable expenses incurred in the performance of the Services. Company will provide Consultant with equipment and administrative assistance that is reasonably necessary for the performance of the Services.

2.2    Consultant will submit invoices for the Consulting Fees and expenses specified in Section 2.1 above on a quarterly basis unless otherwise agreed upon by the parties. Consultant shall maintain records relating to expenses incurred in connection with any invoiced amounts and shall (a) provide a copy of such expenses along with the quarterly invoice and (b) provide Company with access to original records, upon request, during normal business hours. Company shall have thirty (30) days to cure late payments. However, invoice sums questioned or disputed in good faith, may be paid within thirty (30) days of resolution of the question or dispute. Invoices shall be issued by Consultant in accordance with Company’s process requirements as stated herein and as may be communicated to Consultant from time to time. All undisputed sums due hereunder shall be payable within (i) five (5) business days if paid by SVB Virtual MasterCard payments or (ii) sixty (60) days if paid by any other legal tender of Company’s receipt of an accurate invoice. With respect to any expenses which have been specifically pre-authorized in writing, Company shall reimburse Consultant

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for any such expenses incurred in connection with the Services within said sixty (60) day period provided expense receipt copies accompany the invoices.

3.     Consultant's Covenants. Consultant covenants to Company as follows: (a) Consultant will comply at all times with all reasonable security requirements in effect from time to time of which Consultant is made aware at Company’s or Affiliates' premises, with respect to access to premises and all materials belonging to Company or an Affiliate; (b) Consultant is legally authorized to engage in business in the United States; and (c) when performing the Services, Consultant will utilize only equipment and system and network resources provided or approved by Company, in order to ensure that Consultant is in compliance with (i) Company’s Security Policy, (ii) applicable industry standards, including, without limitation, ISO 27001:2013 and (iii) all applicable data privacy laws, including, without limitation, Title V of the Gramm-Leach-Bliley Act and the FTC Safeguard Rule, 16 C.F.R. § 314, UK Data Protection Act 1998, the EU General Data Protection Regulation 2016/679 and the California Consumer Privacy Act.

4.    Non-Competition. During the Consulting Period, Consultant will not directly or indirectly act as a proprietor, director, officer, employee, shareholder (other than a shareholder of less than 5% of the equity securities of a publicly-traded company), consultant or partner in any Competitive Enterprise. “Competitive Enterprise” means any business that engages in (i) activities constituting or relating to the establishment, ownership, management or operations of a bank or financial services business or other related business; or (ii) any other activity in which Company or its Affiliates engaged during Consultant’s prior employment or engages during the Consulting Period and in which Consultant participated or participates. This Section 4 shall not apply to any of Consultant’s activities that were approved by Company during the Consultant’s prior employment, or that are approved by Company’s Chief Executive Officer during the Consulting Period.

5.    Non-Solicitation. During the Consulting Period, Consultant will not directly or indirectly (i) solicit customers or clients of Company or any of its Affiliates to terminate their relationship with Company or its Affiliates, or otherwise solicit such customers or clients to compete with any business of Company or its Affiliates; or (ii) solicit or offer employment to any person who has been employed by Company or its Affiliates at any time during the twelve (12) months immediately preceding such solicitation or offer of employment. Notwithstanding the foregoing, this Section 5 will not preclude Consultant from soliciting or offering employment to any individual who responds to any public advertisement or general solicitation not directed specifically at such individual so long as such individual has not been solicited individually in addition to any public advertisement or general solicitation.

6.    Confidentiality. For purposes of this Agreement, “Confidential Information” shall be defined as all information of Company and its respective Affiliates which is disclosed to Consultant in oral and/or written form that (a) relates to past, present and future research, development, business activities, products, and services, and (b) has been either identified, orally or in writing, as confidential by Company or would be understood to be confidential by a reasonable person under the circumstances. Any and all Personal Data (as defined below), including but not limited to that of Company’s or Affiliates’ employees, contractors or agents, is Confidential Information covered by this section. Except as otherwise set forth in this Agreement, (i) all Confidential Information of Company acquired by Consultant in connection with this Agreement or in contemplation thereof shall be and remain Company’s exclusive property, and (ii) Consultant shall keep any and all such Confidential Information confidential, and shall not copy or publish or disclose it to others without Company’s prior approval. Consultant agrees to use at least the same care and precaution in protecting Confidential Information of Company as Consultant uses to protect his own proprietary information and trade secrets, but in no event using a less than reasonable standard of care. Nothing herein shall limit Consultant’s use or dissemination of Confidential Information which: (i) was known without obligation of confidentiality by Consultant prior to his receipt from Company; (ii) is or becomes public knowledge through no breach of this Agreement by Consultant; (iii) is available or independently developed by Consultant without any use by Consultant of any such Confidential Information; or (iv) was acquired by it from a third party which without obligation of confidentiality and who was, to the best of Consultant’s knowledge, authorized to disclose such information. “Personal Data” shall include, without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data,

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data about securities transactions, credit data, or any other identification data; (ii) any information that reflects use of or interactions with Company’s web sites, search paths, profiles, registration information, or general usage data; (iii) any data or information related to compensation, benefits, employment history, performance, or other personally identifiable employee information. For the avoidance of doubt, Personal Data shall include all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act (15 U.S.C. § 6801 et seq.).

7.     Ownership. “Deliverables” means the work product, reports, data, milestones, customizations or other items developed, generated, created or otherwise delivered by Consultant, either alone or in collaboration with others, to Company in connection with this Agreement and/or the Services. (a) All right, title and interest in and to all Deliverables and the conceptual content thereof, including without limitation all patent rights, copyrights, trade secrets and other intellectual property rights therein, shall be owned exclusively by Company, and, upon creation, and without any other charge, Consultant irrevocably assigns all such right, title and interest in and to such Deliverables to Company. To the fullest extent permissible by applicable law, any and all copyrightable aspects of the Deliverables shall be considered “works made for hire” for Company. Upon Company request anytime during the term of this Agreement, and upon termination or expiration of this Agreement, Consultant shall provide immediately to Company the then-current version of any Deliverables in Consultant's possession or control. Consultant will execute such documents, and provide such assistance as Company may reasonably request to give full effect to the provisions of this paragraph. (b) Consultant warrants and states as a condition of this Agreement that he holds the rights, titles and ownership necessary to convey the rights, titles and ownership conveyed in this paragraph, and acknowledges and agrees that the Deliverables are Company’s Confidential Information.

8.    Term and Termination.

8.1    The “Consulting Period” shall commence on the Retirement Date, and shall continue in effect until April 1, 2020.

8.2    Company may terminate the Consulting Period at any time for convenience. If Company terminates the Consulting Period for convenience pursuant to this Section 8.2 prior to April 1, 2020, Company will pay to Consultant a lump sum cash payment equal to fifty (50) percent of the amount of Consulting Fees that would have been paid to Consultant during the period beginning on the date of such termination and ending on April 1, 2020 (the “Termination Payment”).

8.3    Company may terminate the Consulting Period at any time for Cause (as defined below). If Company terminates the Consulting Period for Cause pursuant to this Section 8.3, Consultant will not be entitled to receive the Termination Payment. “Cause” means Consultant’s (i) failure to perform substantially his duties hereunder; (ii) gross negligence or willful misconduct; (iii) material breach of any provision of this Agreement.

8.4    This Agreement shall commence on the Effective Date and terminate automatically upon the expiration or termination of the Consulting Period.

9.    Obligations upon Expiration and Termination of Consulting Period. Upon the expiration or termination of the Consulting Period, Consultant shall be entitled to payment of all unpaid and undisputed charges and reimbursement of all unpaid authorized expenses, if any, that are incurred prior to the effective date of such expiration or termination. Upon the expiration or termination of the Consulting Period, Consultant shall promptly return, without cost to Company, any Confidential Information and non-confidential documents, materials and equipment that were received from Company pursuant to this Agreement, as applicable, in tangible, electronic, or other form, and any copies made thereof.

10.     General.

10.1    Independent Contractor Status, Requirements. Consultant is an independent contractor. Consultant shall not be deemed to be an employee of Company or any Affiliate. Company and Affiliates

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acknowledge that the Services to be provided by Consultant employees hereunder are contemplated to be temporary and nonpermanent in nature. Nothing herein shall be deemed or construed to create an agency, joint venture, partnership, or employer-employee relationship between the parties for any purpose, including but not limited to taxes or employee benefits. Consultant voluntarily waives any interest, claim or entitlement to, or right to participate in, and affirmatively elect not to enroll or participate in, any retirement, pension, 401(k), health care, or other benefit plan maintained by Company or any Affiliate for its respective employees, partners, members, or shareholders of its affiliates. This waiver and election not to enroll or participate applies to the entire term of this Agreement and this waiver will remain in full force and effect even if a governmental agency or court subsequently determines that any such consultant employee was a "leased employee" (as defined in section 414(n) of the Internal Revenue Code) or a "common-law employee" of Company or any Affiliate during any portion of the term of this Agreement.

10.2    Force Majeure. Neither party shall be liable to the other for non-performance or delay in performance caused by any events or matters beyond its reasonable control, including without limitation, acts of God, acts or omissions of the other, acts of government, riots, war, strikes, lockouts or embargoes.

10.3    No Power to Act on Behalf of Company or Any Affiliate. Consultant will have no right, power or authority to create any obligation or contract, express or implied, or make any representation on behalf of Company or any Affiliate, or to hold themselves out to the public or to a Company or Affiliate customer as having such right power, or authority, or to make such representations except as Consultant may be expressly authorized in advance in writing from time to time by Company or an Affiliate, if ever, and then only to the extent of such authorization.

10.4    Assignment. Company may assign or transfer this Agreement without Consultant’s consent to any successor entity, Affiliate or joint venture that agrees in writing to be bound by the terms and conditions of this Agreement. Consultant may not assign or transfer this Agreement without Company’s prior written consent.

10.5    Waiver. No waiver or modification of any right or remedy under this Agreement or of any provision hereof shall be effective unless it is stated in writing and signed by the parties. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed or deemed to be a waiver or release and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party’s right to take subsequent action. No effective waiver of any right, remedy or provision of this Agreement shall be deemed a waiver of any other.

10.6    Severability. If any term, condition, or provision in this Agreement is found by a court of competent jurisdiction to be invalid, unlawful or otherwise unenforceable to any extent, said finding and such term, condition, or provision shall not affect the other terms, conditions or provisions hereof or the whole of this Agreement, and the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, and such remaining terms, conditions and provisions will continue to be valid and enforceable to the full extent permitted by applicable law.

10.7    Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to the principles of conflict of laws. The U.S. federal and state courts of the State of California located in Santa Clara County shall have sole and exclusive jurisdiction and venue to adjudicate over any actions relating to the subject matter of this Agreement. The parties consent to the exclusive jurisdiction of the courts specified above, and expressly waive any objection to the jurisdiction or convenience of such courts.

10.8    Construction and Interpretation. This Agreement may be executed in any number of counterparts and executed electronically using electronic signature or by other electronic communication as agreed to or used by the parties, such execution to be considered an original for all purposes, and all of which together

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shall constitute one and the same instrument, notwithstanding that the parties may not both be signatories to the original or the same counterpart. The section and paragraph headings contained herein are for convenience of reference only and shall not be considered as substantive parts of this Agreement. The parties agree that this Agreement shall be fairly interpreted in accordance with its terms without any strict construction in favor of or against either party and that ambiguities shall not be interpreted against the drafting party. When necessary for proper construction, the masculine of any word used in this Agreement shall include the feminine and neuter gender, the singular, the plural, and vice versa. This Agreement is not an offer or a basis for reliance that pre-signing costs or expenses will be paid. Notwithstanding the statements or actions of the parties, no provisions of this Agreement shall be binding upon either party until this Agreement is signed by both parties.

10.9    Complete Agreement, Modifications. This Agreement sets forth the entire intent and understanding between the parties hereto and supersedes all (i) prior negotiations, proposals, agreements, understandings, arrangements or communications, whether oral or written, and (ii) any subsequent additional or conflicting terms in any purchase order, invoice, acknowledgment or other similar document regarding the subject matter hereof that is not signed by both parties, with respect to the subject matter hereof. This Agreement may only be amended or modified in a writing signed by each of the parties.

11.    Compliance with Laws.

11.1    Consultant warrants that he will conduct the Services in compliance with all applicable federal, state and local laws, regulations and standards relating to the provision of the Services. In no event shall either party be obligated under this Agreement to take any action that it believes, in good faith, would cause it to be in violation of any laws, rules, ordinances or regulations applicable to it.

11.2    Consultant represents and warrants that he is aware of, understands and has complied and will comply with, all applicable U.S. and foreign anti-corruption laws, including without limitation, the U.S. Foreign Corrupt Practices Act (“FCPA”) and the U.K. Bribery Act (all the foregoing referred to as the “Anti-Corruption Laws”).

12.    Survival. The provisions of Sections 6, 7, 9 and 10 shall survive termination of this Agreement for any reason.

13.    Electronic Signatures. Either Company or Consultant may execute this Agreement by electronic means and each party hereto recognizes and accepts the use of electronic signatures and records by any other party hereto in connection with the execution and storage hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below intending it to become effective on the Effective Date.

SVB FINANCIAL GROUP		CONSULTANT

By:	/S/ GREG W. BECKER	By:	/S/ MICHAEL DREYER
Name:	Greg W. Becker	Name:	Michael Dreyer
Title:	President & Chief Executive Officer	Date:	March 26, 2019
Date:	March 26, 2019

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